UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

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Buffalo Wild Wings Reminds Shareholders to Vote “FOR” the Company’s Director Nominees on the YELLOW Proxy Card TODAY

MINNEAPOLIS—MAY 31, 2017— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today recommended that shareholders vote on the YELLOW proxy card in connection with the Company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 2, 2017.

The Company reminds shareholders that it has sent several letters containing important information about the Annual Meeting and provided investors with a thorough presentation on the issues raised by Marcato Capital Management, L.P. (“Marcato”) and Marcato’s nominees for the Board. Those materials are available at http://www.buffalowildwings.com/en/2017-annual-meeting/.

The Company believes there are numerous reasons for shareholders to support the Company’s nominees on the yellow proxy card. Among the most compelling are:

1.
Buffalo Wild Wings has been extremely successful, generating annualized returns of approximately 24% for shareholders since its IPO and outperforming its casual dining peers on important metrics, including customer traffic, sales growth and margins, amid challenging market conditions and shifting demographics and consumer preferences.

•
In its report, Institutional Shareholder Services Inc. (“ISS”) recognized that, “The current management team has certainly delivered impressive results since the company's IPO in 2003, growing revenues from $126 million in 2003 to $1,987 million in 2016." In more recent periods, ISS noted that Buffalo Wild Wings had put up “strong numbers since 2011.” ISS continued, “The company has strongly outperformed peers and the index since its IPO.”

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Glass Lewis & Co., LLC (“Glass Lewis”) stated, “[W]e find BWW's total returns, particularly on a relative basis during the unaffected three- and five-year periods, to be impressive and likely more than satisfactory for shareholders.”

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Glass Lewis also acknowledged that, “BWW's relative returns were strongest when measured against the closest and most appropriate peer group, in our view, being the casual dining peers. Even when measured against the proxy peers supposedly preferred by Marcato, we see that BWW significantly outperformed the median returns of that group over the unaffected three- and five-year periods considered to be more relevant by the Dissident.”

2.
ISS and Glass Lewis BOTH rejected Marcato’s principal premise for this proxy contest. Marcato's only substantive idea is a massive refranchising of Buffalo Wild Wings restaurants. This has been called “unwise” by ISS and an “aggressive, unprecedented and unfounded strategy” by Glass Lewis. Sell-side analysts from Longbow Research believe it “could place substantial pressure on the company’s valuation,” while Dougherty & Co. is “skeptical” and Oppenheimer & Co. Inc. is “more attracted” to Buffalo Wild Wings without such a strategy. The Company has previously highlighted the untested, aggressive and impossible assumptions supporting Marcato’s refranchising analysis, and the Company’s own analysis indicates Marcato’s proposed refranchising does not create long-term value for shareholders. Notwithstanding the overwhelming opposition to this proposal, Marcato’s founder and director nominee, Mick McGuire, continues to advocate for the massive refranchising. If Mr. McGuire is elected to the

Board, he will divert attention from critical operational issues to focus on his refranchising proposal.

3.
Buffalo Wild Wings has made excellent progress on its operational initiatives and strategy to drive shareholder value in the face of industry headwinds. When the Company began facing headwinds in 2015, the Board and management team immediately took action, ceasing acquisition efforts, dramatically slowing new store openings, hiring an executive recruiting firm to help refresh the Board and starting a share repurchase and capital structure optimization plan. These initiatives began long before Marcato approached the Company in the summer of 2016. The Company is executing on a plan to improve margins, lower the cost of capital and optimize the mix of owned and franchised restaurants. The Company has engaged experts to assist and projects that it will achieve $40-50 million in annualized savings by the end of 2018.

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ISS stated, “[I]t is encouraging to see management focused on…projects such as Stadia design, guest tablets, and the ability to strategically pace service during a game…Other encouraging facts include announced cost control initiatives, which could help Buffalo Wild Wings sustain margins while it invests to improve guest experience...”

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Glass Lewis noted, “The Company has also developed and clearly communicated what appears to be a reasonable strategic operating plan aimed at increasing restaurant-level profitability through sales initiatives and cost-saving measures, while also pursuing financial strategies such as a realigned capital structure and restaurant portfolio optimization in a manner which we believe to be more prudent and rational than the plan proposed by the Dissident.”

4.
Marcato's strategy is a short term plan that will do lasting damage to Buffalo Wild Wings. Consider DineEquity. Both ISS and Glass Lewis analyzed the very poor operating and stock market performance of DineEquity since it refranchised its Applebee's restaurants. Marcato supported the plan and, after owning the stock for a little more than a year, quickly sold the stock into the share repurchase program funded by the proceeds of the refranchising. As Glass Lewis observed, “[A]fter Marcato supported the refranchising at Applebee's, Marcato held DineEquity stock for only a short time before selling its entire position. Applebee's same store sales were down nearly 8% in Q1 2017.” ISS acknowledged, “DineEquity's experience with Applebee's does not appear reassuring to Buffalo Wild Wings shareholders.” We believe that Marcato will sell its stock into the share repurchase program they suggest Buffalo Wild Wings undertakes, just like Marcato did with DineEquity. And just like Applebee's, Buffalo Wild Wings will be left operationally weakened.

5.
Buffalo Wild Wings has outperformed its casual dining peer companies over almost all periods of time. However, Marcato is advocating for shareholders to remove every director with more than eight months of tenure and for the Board to fire the Company's CEO. These are the very people who have enabled Buffalo Wild Wings to be so successful. The Company would only have new directors, with no historic knowledge of Buffalo Wild Wings, if shareholders support Marcato’s slate of nominees. The Company’s slate, by contrast, offers a healthy mix of experienced, knowledgeable directors and newly added ones; the Company’s nominees have experience in restaurants, food service, consumer marketing, sports marketing, entertainment, retailing and financial analysis.

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As Glass Lewis stated, “[W]e don’t believe [Marcato’s] proposal of replacing all three of the remaining independent directors who have served on the board for more than one year with the Dissident’s…nominees, is either warranted or advisable. Such an outcome would eliminate virtually all remaining independent institutional knowledge of the Company, which experience may continue to be critical for BWW’s future success.”

6.
Marcato continues to tout its 9.9% beneficial ownership of the Company’s stock. The reality is that much of that position consists of call options with a $175 strike price exercisable by June 16, 2017, just two weeks after the Annual Meeting – creating the illusion of 9.9% ownership, when

Marcato would never exercise those options before the Annual Meeting. At the same time, Marcato has in-the-money put options covering nearly its entire ownership position in Buffalo Wild Wings stock. Marcato continues to proclaim its merits as a concerned long-term shareholder, while also locking-in its gains and preparing for a potential exit.

7.
After extensive analysis of Marcato’s materials, Glass Lewis recommended in its May 26, 2017 report that Buffalo Wild Wings shareholders vote on the YELLOW proxy card “FOR” the election of ALL of Buffalo Wild Wings’ director nominees and ALL of the Company’s proposals.

TIME IS SHORT – PROTECT THE VALUE OF YOUR INVESTMENT IN BUFFALO WILD WINGS

Buffalo Wild Wings shareholders are reminded that their vote is extremely important, no matter how many shares they own. Buffalo Wild Wings strongly recommends that shareholders elect the Company’s best-in-class leaders by voting the YELLOW proxy card for ALL Buffalo Wild Wings’ nominees.

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the Company.

If you have any questions or require any assistance with voting your shares, please contact the Company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk

Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 21, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese / Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449
_________________________________________________
iPermission to use quotations neither sought nor obtained. Emphasis added.
iiLongbow Research, January 2017
iiiDougherty & Co., October 2016
ivOppenheimer & Co. Inc., September 2016